EXHIBIT 7.09
                                                                    ------------


MERRILL LYNCH CAPITAL CORPORATION            WACHOVIA BANK, NATIONAL ASSOCIATION
    4 World Financial Center                    WACHOVIA CAPITAL MARKETS, LLC
        250 Vesey Street                             One Wachovia Center
       New York, NY 10080                         301 South College Street
                                                  Charlotte, NC 28288-0737

                                                                  March 18, 2007

Talon Holdings Corp.
c/o James Crane
    15350 Vickery Drive
    Houston, TX  77032

c/o Centerbridge Capital Partners, L.P.
    31 West 52nd Street, 16th Floor
    New York, NY 10019
    Attention: Jason Mozingo, Managing Director

c/o The Woodbridge Company Limited
    65 Queen Street West, Suite 2400
    Toronto, Ontario
    Canada M5H2M8
    Attention: Geoff Beattie


                  RE:      PROJECT TALON--CREDIT FACILITIES COMMITMENT LETTER
                           --------------------------------------------------

Ladies and Gentlemen:

                  Talon Holdings Corp. ("you" or "Holdco") has advised Merrill Lynch Capital Corporation ("Merrill Lynch"), Wachovia Bank, National Association ("Wachovia") and Wachovia Capital Markets, LLC ("Wachovia Capital" and, together with Merrill Lynch and Wachovia, "we", "us" or the "Agents") that (i) Holdco has been newly formed by James Crane, together with co-investors selected by him (collectively, "Crane") and Centerbridge Capital Partners, L.P. and The Woodbridge Company Limited (collectively, "Sponsor"), and intends to enter into (together with one or more wholly-owned subsidiaries of Holdco) an acquisition agreement (the "Acquisition Agreement") pursuant to which a wholly-owned subsidiary of Holdco ("Borrower") will acquire (the "Acquisition") all of the capital stock of EGL, Inc. ("Target"); (ii) immediately prior to the consummation of the Acquisition, Crane, Sponsor and one or more other investors reasonably satisfactory to us (or certain of their affiliates) (together, the "Investors") will purchase for cash (the "Equity Financing") common equity of Holdco in an aggregate amount of at least $285.0 million (and Holdco will contribute such cash as a common equity investment to Borrower), and upon consummation of the Acquisition and the other transactions contemplated hereby, the Investors, including Crane, will own not less than 100% of the equity of Holdco; and (iii) Crane will contribute at least $268.0 million of capital stock of Target and $52.0 million in cash to Holdco (the "Rollover Equity Investment"), and Holdco will simultaneously contribute such capital stock of Target to Borrower. Upon consummation of the Acquisition and other transactions contemplated hereby, Crane will own 51% of the equity in Holdco. For purposes of this Commitment Letter and the Term Sheet, the "subsidiaries" of Holdco include those who will become subsidiaries of Holdco in connection with the Transactions.

                  In addition, you have advised us that in connection with the Acquisition, Borrower will enter into senior secured credit facilities in an aggregate principal amount of $960.0 million (together, the "Credit Facilities") having the benefit of a security interest in all of the, and a perfected lien on substantially all of the material, Collateral (as defined in the Term Sheet (as



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                                      -2-

defined below)). A portion of the Credit Facilities may be denominated in euros in amounts to be mutually agreed.

                  In addition, you have advised us that, on the closing date of the Acquisition (the "Closing Date"), Target and its subsidiaries will repay all indebtedness and preferred stock outstanding prior to the Closing Date and terminate all commitments to make extensions of credit (the "Refinancing") under their existing indebtedness (the "Existing Indebtedness"), other than such indebtedness or preferred stock as shall be mutually agreed.

                  The Acquisition, the Equity Financing, the Rollover Equity Investment, the Refinancing, the execution and delivery of the Credit Facilities and the other transactions contemplated hereby and thereby are referred to as the "Transactions".

                  You have requested that the Agents commit to provide the Credit Facilities to finance the Acquisition and the Refinancing, to pay certain related fees and expenses and to provide ongoing working capital and for other general corporate purposes of Holdings and its subsidiaries.

                  Accordingly, subject to the terms and conditions set forth below, the Agents hereby agree with you as follows:

                  1. Commitment. In connection with the foregoing (a) Merrill Lynch hereby severally commits to provide to Borrower 60% of the principal amount of each of the Credit Facilities and (b) Wachovia hereby severally commits to provide to Borrower 40% of the principal amount of each of the Credit Facilities, in each case subject to upon the terms and subject to the conditions set forth or referred to herein, in the Fee Letter (the "Fee Letter") dated the date hereof and delivered to you, and in the Credit Facilities Summary of Terms and Conditions attached hereto (and incorporated by reference herein) as Exhibit A (the "Term Sheet") The commitments of the Agents hereunder are subject to the negotiation, execution and delivery of definitive documents governing the Credit Facilities (together, the "Credit Documents") that shall be mutually agreed are reflecting, among other things, the terms and conditions set forth herein and in the Term Sheet and the Fee Letter, it being understood that the conditions, representation, warranties and covenants shall be limited to those set forth herein, in the Fee Letter and Term Sheet. It is further agreed that (i) Merrill Lynch shall appear on the "left" in all marketing and other materials related to any and all of the Credit Facilities and (ii) Wachovia shall appear to the right of Merrill and to the "left" of any additional agents, co-agents, arrangers or bookrunners.

                  2. Syndication. We reserve the right and intend, in consultation with you, prior to or after the execution of the Credit Documents, to syndicate all or a portion of our commitments to one or more financial institutions acceptable to you (your consent not to be unreasonably withheld) (together with Merrill Lynch and Wachovia, the "Lenders"; it being understood that we will not syndicate to those banks, financial institutions or other institutional lenders previously identified in writing by you to us as "disqualified institutions" (the "Disqualified Institutions"). Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the Agents' commitments hereunder are not subject to such syndication. Our commitments hereunder are subject to Merrill Lynch (or one of its affiliates) and Wachovia Capital (or one of its affiliates) acting as joint lead arrangers and bookrunners (in such capacity, the "Lead Arrangers") of the Credit Facilities and Merrill Lynch acting as sole and exclusive administrative agent for the Credit Facilities (in such capacity, the "Administrative Agent"), and Wachovia Capital acting as sole and exclusive syndication agent for the Credit Facilities (in such capacity, the "Syndication Agent"). We (or one of our respective affiliates) will manage all aspects of the syndication in consultation with you, including decisions as to the selection of potential Lenders to be approached and when they will be approached, when their commitments will be accepted, which Lenders will participate subject to your consent (not to be unreasonably withheld) and the final allocations of the commitments among the Lenders (which are likely not to be pro rata across facilities among Lenders), and we will exclusively perform all functions and exercise all authority as customarily performed and exercised in such capacities, including selecting counsel for the Lenders and negotiating the Credit Documents. Any agent or arranger titles (including co-agents) awarded to other Lenders are subject to our mutual agreement and shall not entail any role with respect to the matters referred to in this paragraph unless we shall mutually agree. You agree that no Lender will receive compensation outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Credit Facilities, unless you and we shall so agree.

                  You understand that we intend to commence the syndication of the Credit Facilities promptly, and you agree to use commercially reasonable efforts to assist us in achieving a timely syndication that is satisfactory to you and us. The syndication efforts will be accomplished by a variety of means, including direct contact during the syndication between senior management, advisors and affiliates of Crane, Sponsor and Borrower on the one hand and the proposed Lenders on the other hand, and Crane and Sponsor hosting, with the Agents, one meeting with prospective Lenders at such times and places as we may reasonably request. You agree to, upon our request, (a) provide, and cause your affiliates and advisors to provide, and use your commercially reasonable efforts to have Target and Seller provide, to us all information reasonably requested by us to successfully complete the syndication, including the Information and Projections (defined below) (including updated projections) contemplated hereby,
(b) assist, and cause your affiliates and advisors to assist, and use your commercially reasonable efforts to have Target and Seller assist, us in the preparation of a Confidential Information Memorandum and other marketing materials (the contents of which you shall be solely responsible for) to be used in connection with the syndication, including use commercially reasonable efforts to make available representatives of Sponsor and Target, and (c) use commercially reasonable efforts to obtain, at your expense, monitored rating of the Credit Facilities from Moody's Investors Service ("Moody's") and Standard & Poor's Ratings Group ("S&P") at least 21 days prior to the Closing Date and to participate actively in the process of securing such ratings. You also agree to use your commercially reasonable efforts to ensure that our syndication efforts benefit from your (and your affiliates') and Target's existing lending relationships.

                  3. Fees. As consideration for our commitments hereunder and our agreement to arrange, manage, structure and syndicate the Credit Facilities, you agree to pay to us the fees as set forth in the Fee Letter.

                  4. Conditions. Each Agent's commitments hereunder are subject to the conditions set forth elsewhere herein and in Annex I to this Commitment Letter. Our commitments hereunder are also subject to:

                  (a) the preparation, execution and delivery of definitive
            documentation with respect to the Credit Facilities (including credit agreements, security documents and guarantees) incorporating the terms outlined in this Commitment Letter and in the Term Sheet and otherwise reasonably satisfactory to the Agents and their counsel, and the Agents shall have had the opportunity to review and shall be reasonably satisfied with the Acquisition Agreement (and all exhibits, schedules, appendices and attachments thereto and all material related agreements) and the other material documents for the Transactions, it being acknowledged by us that (i) the "Execution Copy" thereof dated March 18, 2007 delivered to us and our affiliates on the date hereof, and the terms of the Transactions set forth therein and (ii) any waivers or amendments to such draft as are not materially adverse to us, are, and will be, acceptable to us;

                  (b) we shall have been afforded a period of not less than 21 days following the date of delivery of the final syndication materials for the Credit Facilities to syndicate the Credit Facilities and we shall be satisfied that, after the date hereof and until the earlier of (i) completion of syndication of the Credit Facilities (as determined by us) and (ii) the Closing Date, none of Holdco or any of its subsidiaries shall have syndicated or issued, attempted to syndicate or issue, announced or authorized the announcement of, or engaged in discussions concerning the syndication or issuance of any debt facility or debt security of any

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                                      -4-


            of them (including the Woodbridge facility), including renewals thereof, other than the Credit Facilities; and

                  (c) no fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate, would have a Company Material Adverse Effect (as defined in the Acquisition Agreement).

                  The terms of the definitive documentation for the Credit Facilities shall be in a form such that they do not impair availability thereof on the Closing Date if the terms and conditions set forth in this Commitment Letter, including Annex I and Exhibit A, are satisfied.

                  5. Information and Investigations. You hereby represent and covenant that (a) to your knowledge, all written information and data (excluding all financial projections concerning Holdco and its subsidiaries and the transactions contemplated hereby (the "Projections") and information of a general economic or general industry nature) that have been or will be made available by you or any of your affiliates, representatives or advisors to us (whether prior to or on or after the date hereof) in connection with the Transactions (supplemented as contemplated herein), taken as a whole (the "Information"), is and will be complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in any material respect, in light of the circumstances under which such statements are made (after giving effect to all supplements thereto), and (b) all Projections that have been made or will be prepared by or on behalf of you or any of your affiliates, representatives or advisors and that have been or will be made available to us or any Lender in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made, it being understood that actual results may vary materially from the Projections. You agree to supplement the Information and the Projections from time to time until the Closing Date and, if requested by us, for a reasonable period thereafter necessary to complete the syndication of the Credit Facilities so that the representation and covenant in the preceding sentence remain correct in all material respects. In syndicating the Credit Facilities we will be entitled to use and rely on the Information and the Projections without responsibility for independent check or verification thereof.

                  You hereby acknowledge that (a) the Agents will make available Information and Projections to the proposed syndicate of Lenders through posting on IntraLinks or another similar electronic system and (b) certain of the proposed Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower) (each, a "Public Lender"). You hereby agree that (a) you will use commercially reasonable efforts to identify that portion of the Information and Projections that may be distributed to the Public Lenders and all Borrower materials that are to be made available by you to the Public Lenders shall be clearly and conspicuously marked "PUBLIC"; (b) by marking materials "PUBLIC," you shall be deemed to have authorized the Agents to treat such materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower for purposes of United States federal and state securities laws, it being understood that certain of such materials may be subject to the confidentiality requirements of the definitive credit documentation; (c) all materials marked "PUBLIC" are permitted to be made available by electronic means designated "Public Investor;" and (d) the Agents shall be entitled to treat any materials that are not marked "PUBLIC" as being suitable only for posting by electronic means not designated for "Public Lenders."

                  6. Indemnification. You agree to indemnify and hold harmless each of the Agents and their affiliates, and each such person's respective officers, directors, employees, agents and controlling persons (each Agent and each such other person being an "Indemnified Party") from and against any and all losses, claims, damages, costs, expenses and liabilities, joint or several, to which any Indemnified Party may become subject under any applicable law, or otherwise related to or arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Credit Facilities, the loans thereunder and the use of proceeds therefrom, any of the Transactions or any related transaction and the performance by any Indemnified Party of the services contemplated hereby, and will reimburse each Indemnified Party for any and all reasonable and invoiced expenses (including reasonable and invoiced counsel fees and expenses) as they are incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of you or any of your affiliates and whether or not any of the Transactions are consummated or this Commitment Letter is terminated, except to the extent resulting from such Indemnified Party's bad faith, gross negligence, willful misconduct or breach of this Commitment Letter or the Credit Facilities. You also agree not to assert any claim against any Indemnified Party for special, indirect, consequential, punitive or exemplary damages on any theory of liability in connection in any way with this Commitment Letter, the Fee Letter, the Term Sheet, the Credit Facilities, the loans thereunder and the use of proceeds therefrom, any of the Transactions or any related transaction and the performance by any Indemnified Party of the services contemplated hereby. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent resulting from such Indemnified Party's bad faith, gross negligence, willful misconduct or breach of this Commitment Letter or the Credit Facilities.

                  You agree that, without our prior written consent, neither you nor any of your affiliates or subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes an unconditional written release in form and substance reasonably satisfactory to the Indemnified Parties of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

                  7. Expenses. You agree to reimburse each of us and our affiliates for our and their reasonable and invoiced expenses upon our request made from time to time (including, without limitation, all reasonable due diligence investigation expenses, fees of consultants engaged with your consent (which consent may be withheld in your sole and absolute discretion), syndication expenses (including printing, distribution and bank meetings), appraisal and valuation fees and expenses, travel expenses, duplication fees and expenses, audit fees, search fees, filing and recording fees and the reasonable and invoiced fees, out-of-pocket disbursements and other charges of one counsel (including a single local counsel in each relevant jurisdiction or regulatory counsel) and any sales, use or similar taxes (and any additions to such taxes) related to any of the foregoing) incurred in connection with the negotiation, preparation, execution and delivery, waiver or modification, collection and enforcement of this Commitment Letter, the Term Sheet, the Fee Letter and the Credit Documents and the security arrangements (if any) in connection therewith (other than any expenses relating solely to an equity investor other than any Investor party hereto, unless such expenses were related to activities carried forward to this transaction), and whether or not such fees and expenses are incurred before or after the date hereof; provided such fees and expenses shall not be payable unless and until definitive loan documentation is entered into and the Transactions are consummated.

                  8. Confidentiality. This Commitment Letter, the Term Sheet, the Fee Letter, the contents of any of the foregoing and our and/or our respective affiliates' activities pursuant hereto or thereto are confidential and shall not be disclosed by or on behalf of you or any of your affiliates to any person without our prior written consent, except that you may disclose this Commitment Letter, the Term Sheet and the Fee Letter (i) to your, Sponsor's and Seller's and your and their respective officers, directors, employees and advisors, and then only in connection with the Transactions and on a confidential need-to-know basis (provided that you may only disclose a redacted version of the Fee Letter to the Seller and its advisors) and (ii) as you are

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                                      -6-


required to make by applicable law or compulsory legal process (based on the advice of legal counsel); provided, however, that in the event of any such compulsory legal process you agree, to the extent permitted by applicable law, to give us prompt notice thereof and to cooperate with us in securing a protective order in the event of compulsory disclosure and that any disclosure made pursuant to public filings shall be subject to our prior review. You agree that you will permit us to review and approve any reference to any of us or any of our affiliates in connection with the Credit Facilities or the transactions contemplated hereby contained in any press release or similar public disclosure prior to public release. You agree that with your prior written consent (not to be unreasonably withheld) we and our affiliates may share information on a confidential basis concerning you, Crane, Sponsor and your, Crane's and Sponsor's respective subsidiaries (where applicable) and affiliates among ourselves solely in connection with the performance of our services hereunder and the evaluation and consummation of financings and Transactions contemplated hereby. You also acknowledge that we or our affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to parties whose interests may conflict with yours, Target's, Crane's or Sponsor's, including other potential purchasers of Target. We agree that we will not furnish confidential information obtained from you, Crane or Target to any of our other customers and that we will treat confidential information relating to you, Seller or Target and your and their respective affiliates with the same degree of care as we treat our own confidential information. We further advise you that we and our affiliates will not make available to you, Crane, Borrower, Target or Sponsor confidential information that we or they have obtained or may obtain from any other customer.

                  9. Termination. The Agents' commitments hereunder shall terminate in their entirety on the earliest to occur of (A) the date which is 15 days after the End Date (as defined in the Acquisition Agreement), unless the End Date is extended pursuant to Section 7.1(b)(i) of the Acquisition Agreement, in which case, the date which is the End Date, if the Credit Documents are not executed and delivered by Borrower and the Lenders on or prior to such date, (B) the date of termination of the Acquisition Agreement in accordance with its terms and (C) the date of execution and delivery of the Credit Documents by Borrower and the Lenders. Notwithstanding the foregoing, the provisions of Sections 6, 7, 8, 10 and 11 hereof shall survive any termination pursuant to this Section 9.

                  10. Assignment; No Fiduciary; Etc. This Commitment Letter and our commitment hereunder shall not be assignable by any party hereto (other than by us to our respective affiliates or by you to your affiliates) without the prior written consent of the other parties hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this Section 10 shall prohibit us (in our sole discretion) from (i) performing any of our duties hereunder through any of our affiliates, and you will owe any related duties (including those set forth in Section 2 above) to any such affiliate, and (ii) granting (in consultation with you) participations in, or selling (with your consent, such not consent not to be unreasonably withheld) assignments of all or a portion of, the commitments or the loans under the Credit Facilities in accordance with Section 2 hereof (it being understood that our commitments hereunder shall not be reduced until such time as the Credit Facilities are funded by the related assignee in accordance with the terms hereof). This Commitment Letter is solely for the benefit of the parties hereto and does not confer any benefits upon, or create any rights in favor of, any other person.

                  In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree that (i) each transaction contemplated by this Commitment Letter is an arm's-length commercial transaction, between Holdco and Borrower, on the one hand, and the Agents, on the other hand, (ii) in connection with each such transaction and the process leading thereto each Agent will act solely as a principal and not as agent (except as otherwise provided herein) or fiduciary of Holdco or Borrower or their respective stockholders, affiliates, creditors, employees or any other party, (iii) the Agents will not assume an advisory or fiduciary responsibility in favor of Holdco or Borrower or any of their affiliates with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether either Agent has advised or is currently advising Holdco or Borrower on other matters) and the Agents will not have any obligation


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                                      -7-


to Holdco or Borrower or any of their affiliates with respect to the transactions contemplated in this Commitment Letter except the obligations expressly set forth herein, (iv) the Agents may be engaged in a broad range of transactions that involve interests that differ from those of Holdco and Borrower and their affiliates and (v) the Agents have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and Holdco and Borrower have consulted and will consult their own legal, accounting, regulatory, and tax advisors to the extent they deem appropriate. The matters set forth in this Commitment Letter reflect an arm's-length commercial transaction between you and your affiliates, on the one hand, and the Agents, on the other hand. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against either Agent with respect to any breach or alleged breach of fiduciary duty.

                  11. Governing Law; Waiver of Jury Trial. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of any of the Transactions or the other transactions contemplated hereby, or the performance by us or any of our affiliates of the services contemplated hereby.

                  12. Amendments; Counterparts; etc. No amendment or waiver of any provision hereof or of the Term Sheet shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter, the Term Sheet and the Fee Letter are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by telecopier or other electronic transmission shall be effective as delivery of a manually executed counterpart.

                  13. Patriot Act. We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "Patriot Act"), the Lenders may be required to obtain, verify and record information that identifies Sponsor, Borrower and Target, which information includes the name, address and tax identification number and other information regarding them that will allow such Lender to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders.

                  14. Public Announcements; Notices. We may, subject to your prior written consent (not to be unreasonably withheld, delayed or conditioned) at our expense, publicly announce as we may choose the capacities in which we or our affiliates have acted hereunder. Any notice given pursuant hereto shall be mailed or hand delivered in writing, if to (i) you, at your address set forth on page one hereof; and (ii) both Agents c/o Merrill Lynch, at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, Attention:
David Stith, with a copy to Michael E. Michetti, Esq., at Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005.

                            (Signature Page Follows)





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                                       S-1



                  Please confirm that the foregoing correctly sets forth our agreement of the terms hereof and the Fee Letter by signing and returning to Merrill Lynch the duplicate copy of this letter and the Fee Letter enclosed herewith. Unless we receive your executed duplicate copies hereof and thereof by 5:00 p.m., New York City time, on March 21, 2007, our commitment hereunder will expire at such time.

                  We are pleased to have this opportunity and we look forward to working with you on this transaction.

                                        Very truly yours,

                                        MERRILL LYNCH CAPITAL CORPORATION



                                        By: /s/David Stith
                                            ----------------------------------
                                            Name:      David Stith
                                            Title:     Vice President


                                        WACHOVIA BANK, NATIONAL ASSOCIATION


                                        By: /s/Stephen Neill
                                            ----------------------------------
                                            Name:      Stephen Neill
                                            Title:     Director


                                        WACHOVIA CAPITAL MARKETS, LLC


                                        By: /s/Stephen Neill
                                            ----------------------------------
                                            Name:      Stephen Neill
                                            Title:     Director


Accepted and agreed to as of the date first written above:

TALON HOLDINGS CORP.


By: /s/ James R. Crane
    ----------------------------------
    Name:   James R. Crane
    Title:  President

                                                                         ANNEX I



                                  PROJECT TALON
                   SUMMARY OF ADDITIONAL CONDITIONS PRECEDENT
                   ------------------------------------------


                  In addition to the conditions set forth in the Commitment Letter and the Term Sheet, the initial borrowing under the Credit Facilities and the commitments under the Commitment Letter shall be subject only to the contemporaneous or prior satisfaction of the following conditions precedent:

                  1. The Acquisition shall have been consummated in all material respects in accordance with the terms of the Acquisition Agreement (without the waiver or amendment thereof unless (i) consented to by the Lead Arrangers or (ii) such waivers or amendments are not materially adverse to us).

                  2. The Equity Financing shall have been consummated in an aggregate amount of not less than $285.9 million, on terms and conditions as described in the attached term sheet. The Rollover Equity Investment shall have been consummated on terms and conditions and pursuant as described in the attached term sheet. Holdco shall own not less than 100% of the capital stock of Borrower immediately after giving effect to the Transactions.

                  3. Borrower shall have received financing in the form of a payment-in-kind or cash-pay loan issued by Holdco in an aggregate amount of $300.0 million (or a combination thereof) on terms and conditions specified in the term sheet dated March 18, 2007 (without the waiver or amendment of any of the material terms thereof unless (i) consented to by the Lead Arrangers or (ii) such waivers or amendments are not materially adverse to the Lenders).

                  4. The Lead Arrangers shall have received unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of Target for each fiscal quarter ended after the most recently received audited financial statements and ended at least 45 days before the Closing Date.

                  5. The Lead Arrangers shall have received a pro forma consolidated balance sheet of Borrower as of the last day of the quarter ended at least 45 days prior to the Closing Date, after giving effect to the Transactions. The Lead Arrangers shall have received reasonably detailed pro forma consolidated financial projections prepared by or on behalf of Holdco for Holdco and its consolidated entities through fiscal year 2014.

                  6. After giving effect to the Transactions, Holdco and its subsidiaries shall have outstanding no indebtedness or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than the Loans and such other indebtedness or preferred stock as is mutually agreed.

                  7. The Lead Arrangers shall have received such other customary legal opinions, corporate documents and other instruments and/or certificates as they may reasonably request, including a certificate on behalf of Borrower from the chief accounting officer of Borrower in form and substance reasonably satisfactory to the Lead Arrangers with respect to the solvency (on a consolidated basis) of Borrower immediately after the consummation of the Transactions to occur on the Closing Date.

                  8. All accrued fees and expenses (including the reasonable and invoiced fees and out-of-pocket expenses of one counsel to the Lead Arrangers) of the Lead Arrangers in connection with the Credit Documents shall have been paid (to the extent invoiced)

CONFIDENTIAL                                                           EXHIBIT A

                                CREDIT FACILITIES
                                -----------------

                       SUMMARY OF TERMS AND CONDITIONS(1)


Borrower:                           A wholly-owned subsidiary of Holdco that
                                    will own all of the capital stock of the other subsidiaries of Holdco ("Borrower").

Joint Lead Arrangers/Bookrunners:   Merrill Lynch & Co., Merrill Lynch, Pierce,
                                    Fenner & Smith Incorporated and Wachovia
                                    Capital Markets, LLC (together, the "Lead
                                    Arrangers").

Administrative Agent:               Merrill Lynch Capital Corporation (in such
                                    capacity, the "Administrative Agent").

Syndication Agent:                  Wachovia Bank, National Association.

Lenders: Merrill Lynch Capital Corporation (or one of its affiliates), Wachovia Bank, National Association (or one of its affiliates) and a syndicate of financial institutions (the "Lenders"), but excluding Disqualified Institutions, arranged by the Lead Arrangers in consultation with, and reasonably acceptable to, Borrower.

Credit Facilities:                  Senior secured credit facilities (the
                                    "Credit Facilities") in an aggregate
                                    principal amount of $960.0 million, such Credit Facilities comprising:

                                        (A)  Term Loan Facility. Term loan
                                        facility in an aggregate principal
                                        amount of $810.0 million (the "Term Loan
                                        Facility"). Loans under the Term Loan
                                        Facility are herein referred to as "Term
                                        Loans". A portion of the Term Loans may
                                        be denominated in euros in amounts to be mutually agreed.

                                        (B)  Revolving Credit Facility. A
                                        revolving credit facility in an
                                        aggregate principal amount of $150.0
                                        million (the "Revolving Facility").
                                        Loans under the Revolving Facility are
                                        herein referred to as "Revolving Loans";
                                        the Term Loans and the Revolving Loans
                                        are herein referred to collectively as
                                        "Loans". An amount to be agreed of the
                                        Revolving Facility will be available as




-------------------
(1) Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the attached Credit Facilities Commitment Letter (the "Commitment Letter").

                                        a letter of credit subfacility (in an
                                        amount of not less than $50.0 million)
                                        and as a swing line subfacility. A
                                        portion of the Revolving Facility may be denominated in euros in amounts to be mutually agreed.

Transactions:                       As described in the Commitment Letter.

Availability/Purpose:               (A) Term Loan Facility. Term Loans will be
                                    available to finance the Acquisition and the Refinancing, to pay related fees and expenses, to provide working capital and for other general corporate purposes of Holdings and its subsidiaries subject to the terms and conditions set forth in the Credit
                                    Documents (as defined below), on the date of consummation of the Acquisition in one draw
                                    (the "Closing Date"). Term Loans repaid or prepaid may not be reborrowed.

                                    (B)  Revolving Facility. Up to an amount to
                                    be agreed of the Revolving Facility will be available to be borrowed on the Closing Date for the purpose described above. The Revolving Facility will be available after the Closing Date for working capital and general corporate purposes on a fully revolving basis, subject to the terms and conditions set forth in the Credit Documents, in the form of revolving loans, swing line loans and letters of credit on and after the Closing Date until the Revolver Maturity Date.

Guarantors:                         Holdco and each of Borrower's direct and
                                    indirect domestic wholly-owned, restricted subsidiaries existing on the Closing Date or thereafter created or acquired (other than immaterial subsidiaries and domestic subsidiaries of foreign subsidiaries) shall unconditionally guarantee, on a joint and several basis, all obligations of Borrower under the Credit Facilities and (to the extent relating to the Loans) under each interest rate protection agreement entered into with a person that is a Lender or an affiliate of a Lender at the time. Each guarantor of any of the Credit Facilities is herein referred to as a "Guarantor" and its guarantee is referred to herein as a "Guarantee".

Security:                           The Credit Facilities, the Guarantees, and
                                    (to the extent relating to the Loans) the obligations of Borrower under each interest rate protection agreement entered into with a person that is a Lender or any affiliate of a Lender at such time will be secured by
                                    (A) a perfected lien on, and pledge of, all of (i) the capital stock of all wholly-owned restricted subsidiaries (other than immaterial subsidiaries) of the Borrower and each Guarantor (limited, in the case of the voting stock of foreign subsidiaries, to 65% of such voting stock of the first tier foreign subsidiaries) and (ii) intercompany notes held by the Borrower and each Guarantor, in each case held on the Closing
                                    Date or thereafter created or acquired and
                                    (B) a perfected lien on, and security
                                    interest in, substantially all of the
                                    tangible and intangible owned properties and assets (including all contract rights, real property interests, trademarks, trade names, equipment (excluding vehicles) and proceeds of the foregoing) of each Credit Party (as defined below) (collectively, the
                                    "Collateral"), except in each case for those properties and assets as to which the Administrative Agent shall determine in its reasonable discretion that the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby (it being understood that none of the foregoing shall be subject to any other liens or security interests, other than customary permitted liens). All such security interests will be created pursuant to documentation reasonably satisfactory in all respects to the Administrative Agent, and on the Closing
                                    Date, such security interests shall have become perfected (or arrangements for the perfection thereof reasonably satisfactory to the Administrative Agent shall have been made) and the Administrative Agent shall have received reasonable satisfactory evidence as to the enforceability and priority thereof (it being understood that to the extent any collateral (other than collateral that can be perfected by the filing of UCC financing statements) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date).

Documentation:                      Usual for facilities and transactions of
                                    this type and reasonably acceptable to
                                    Borrower and the Lenders. The documentation for the Credit Facilities will include, among others, a credit agreement (the
                                    "Credit Agreement"), guarantees and
                                    appropriate pledge, security interest,
                                    mortgage (to be provided post-closing) and other collateral documents (collectively, the "Credit Documents"). Borrower and the Guarantors are herein referred to as the "Credit Parties" and individually referred to as a "Credit Party".

Termination of Commitments:         The commitments in respect of the Credit
                                    Facilities (including pursuant to the
                                    Commitment Letter) will terminate in their entirety on the date which is 15 days after the End Date (as defined in the Acquisition
                                    Agreement), unless the End Date is extended pursuant to Section 7.1(b)(i) of the Acquisition Agreement, in which case, the date which is the End Date, if the initial funding under the Credit Facilities does not occur on or prior to such date.

Final Maturity:                     (A)  Term Loan Facility. The Term Loan
                                    Facility will mature on the seventh
                                    anniversary of the Closing Date.

                                    (B)  Revolving Facility. The Revolving
                                    Facility will mature on the sixth
                                    anniversary of the Closing Date (the
                                    "Revolver Maturity Date").

Amortization Schedule:              The Term Loan Facility will amortize at a
                                    rate of 1.00% per annum on a quarterly basis
                                    (beginning with the first full fiscal
                                    quarter after the Closing Date) for the
                                    first 6 3/4 years after the Closing Date with the balance paid at maturity.

Letters of Credit:                  Letters of credit under the Revolving
                                    Facility ("Letters of Credit") will be
                                    issued by a Lender to be determined by the Administrative Agent and Borrower (in such capacity, the "L/C Lender"). The issuance of all Letters of Credit shall be subject to the customary procedures of the L/C Lender.

Letter of Credit Fees:              Letter of Credit fees will be payable for
                                    the account of the Revolving Facility
                                    Lenders on the daily average undrawn face amount of each Letter of Credit at a rate per annum equal to the applicable margin for Revolving Loans that are LIBOR rate loans in effect at such time. In addition, an issuing fee (not to exceed 0.125% per annum) to be agreed on the face amount of each Letter of Credit shall be payable to the L/C Lender for its own account, which fee shall also be payable quarterly in arrears.

Interest Rates and Fees:            Interest rates and fees in connection with
                                    the Credit Facilities will be as specified on Annex I attached hereto.

Default Rate:                       During the continuance of a bankruptcy or
                                    payment event of default, overdue principal, interest and other amounts shall bear interest at a rate per annum equal to 2% in excess of the applicable interest rate
                                    (including applicable margin).

Mandatory Prepayments/              Subject to the next paragraph, the Credit
  Reductions in Commitments:        Facilities will be required to be prepaid
                                    with (a) 50% of annual Excess Cash Flow (to be defined) (all voluntary prepayments of loans shall be credited dollar-for-dollar against Excess Cash Flow mandatory prepayment obligation), with stepdowns to be agreed, (b) 100% of the net cash proceeds
                                    (including condemnation and insurance
                                    proceeds) of asset sales and other asset dispositions by Holdco or any of its subsidiaries (subject to baskets and exceptions to be agreed upon), and the right to reinvest or commit within 15 months of disposition (such committed reinvestment to occur within 180 days after the end of the 15 month period) and (c) 100% of the net cash proceeds of the issuance or incurrence of debt (subject to baskets and exceptions to be agreed upon).

                                    Mandatory prepayments will be applied to the Term Loan Facility in forward order for the next eight unpaid quarterly amounts after such prepayment, and thereafter pro rata to the remaining scheduled amortization payments. To the extent that the amount to be applied to the prepayment of Term Loans exceeds the aggregate amount of Term Loans then outstanding, such excess shall be applied to the Revolving Facility to reduce amounts outstanding thereunder, without any permanent reduction in the commitments.

                                    Revolving Loans will be promptly prepaid to the extent that the aggregate extensions of credit under the Revolving Facility exceed the commitments then in effect under the Revolving Facility. To the extent that the amount to be applied to any such repayment of the Revolving Loans exceeds the amount thereof then outstanding, Borrower shall cash collateralize outstanding Letters of Credit.

Voluntary Prepayments/              (A) Term Loan Facility. Term Loans may be
  Reductions in Commitments:        prepaid at any time in whole or in part at
                                    the option of Borrower, in a minimum
                                    principal amount and in multiples to be
                                    agreed upon, without premium or penalty
                                    (except, in the case of LIBOR borrowings, breakage costs related to prepayments not made on the last day of the relevant interest period). Voluntary prepayments will be applied as directed by Borrower.

                                    (B) Revolving Facility. The unutilized
                                    portion of the commitments under the
                                    Revolving Facility may be reduced and loans under the Revolving Facility may be repaid at any time, in each case, at the option of Borrower, in a minimum principal amount and in multiples to be agreed upon, without premium or penalty (except, in the case of LIBOR borrowings, breakage costs related to prepayments not made on the last day of the relevant interest period).

Conditions to Effectiveness         The effectiveness of the Credit Agreement
  and to Initial Loans:             and the making of the initial Loans under
                                    the Credit Facilities shall be subject to conditions precedent specified in the
                                    Commitment Letter and the following: receipt of valid security interests as contemplated hereby (it being understood that to the extent any collateral (other than collateral that can be perfected by the filing of UCC financing statements) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date); and insurance customary for facilities of this type.


Conditions to All                   Each extension of credit under the Credit
  Extensions of Credit:             Facilities will be subject to the following
                                    conditions, the (i) following the Closing
                                    Date, absence of any Default or Event of Default (to be defined), and (ii) continued accuracy of all representations and warranties in all material respects.
                                    Notwithstanding the foregoing, the initial extensions of credit shall be subject only to the following specified representations:
                                    corporate power and authority,
                                    enforceability of the bank documentation,
                                    Federal Reserve margin regulations and the Investment Company Act (the "Specified
                                    Representations").

Representations and Warranties:     The following (with materiality qualifiers
                                    and exceptions to be agreed where
                                    appropriate) (and applying to Holdco,
                                    Borrower and their restricted subsidiaries):

                                    1.  Corporate status, power and authority.

                                    2.  Execution, delivery, and performance of
                                        the Credit Documents do not violate law
                                        or other agreements.

                                    3.  No government or regulatory approvals
                                        required, other than approvals in
                                        effect.

                                    4.  Due authorization, execution and
                                        delivery of the Credit Documents;
                                        legality, validity, binding effect and
                                        enforceability of the Credit Documents.

                                    5.  Ownership of (i) Borrower and its
                                        subsidiaries and (ii) properties and
                                        necessary rights to intellectual
                                        property.

                                    6.  Accuracy of financial statements and
                                        other information; accuracy and
                                        completeness of disclosure; absence of
                                        undisclosed liabilities.

                                    7.  On the Closing Date and since December
                                        31, 2005, there have not been any facts, circumstances, events, changes, effects or occurrences that have had or would have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Acquisition Agreement). After the Closing Date, no material adverse change shall have occurred or is reasonably be expected to occur in (i) the business, assets, operations or financial condition of Holdco and its subsidiaries, taken as a whole, (ii) the ability of Borrower or the Guarantors to perform their respective obligations under the Credit Documents or (iii) the ability of the Administrative Agent and to enforce the Credit Documents (any of the foregoing a "Material Adverse Change").

                                    8.  Solvency as of the closing date.

                                    9.  No action, suit, investigation,
                                        litigation or proceeding pending or
                                        threatened in any court or before any
                                        arbitrator or governmental authority
                                        that could reasonably be expected to
                                        result in a Material Adverse Change; no
                                        conflict with law or regulatory
                                        authority.

                                    10. Payment of taxes.

                                    11. No default under material agreements or
                                        the Credit Documents.

                                    12. Insurance.

                                    13. Labor matters.

                                    14. Use of proceeds.

                                    15. Compliance with (i) laws and
                                        regulations, including ERISA, Patriot
                                        Act and all applicable environmental
                                        laws and regulations and (ii) margin
                                        regulations.

                                    16. Inapplicability of the Investment
                                        Company Act.

                                    17. Validity, priority and perfection of
                                        security interests in collateral.

Affirmative Covenants:              The following affirmative covenants (and
                                    applying to Holdco, Borrower and their
                                    restricted subsidiaries), subject to
                                    exceptions and materiality qualifiers to be agreed:

                                    1. Delivery of independently audited annual consolidated financial statements and certified unaudited quarterly consolidated financial statements.

                                    2.  Delivery of notices of defaults,
                                        litigation and other material events,
                                        budgets and other information
                                        customarily supplied in facilities
                                        similar to the Credit Facilities.

                                    3. Maintenance of books and records; annual meetings or, at Borrower's option, conference calls, visitation and inspection rights and access to books and records.

                                    4.  Preservation of corporate existence;
                                        conduct of business.

                                    5.  Material compliance with laws (including
                                        ERISA and applicable environmental
                                        laws).

                                    6.  Payment of taxes.

                                    7.  Maintenance of properties and insurance.

                                    8.  Use of proceeds.

                                    9.  Provision of additional collateral,
                                        guarantees and mortgages and further
                                        assurances with respect to security
                                        interests in after-acquired property.

Negative Covenants:                 The following negative covenants (and
                                    applying to Holdco, Borrower and their
                                    restricted subsidiaries), subject to
                                    exceptions and materiality qualifiers to be agreed:

                                    1. Limitation on indebtedness and preferred stock, with an incurrence-based general basket.

                                    2. Limitation on liens and further negative pledges.

                                    3.  Limitation on contingent obligations.

                                    4.  Limitation on investments, with a
                                        general basket to grow based on
                                        consolidated net income or other metric
                                        to be agreed.

                                    5. Limitation on dividends, redemptions and repurchases of equity interests, with a general basket to grow based on consolidated net income or other metric to be agreed.

                                    6.  Limitation on mergers, acquisitions and
                                        asset sales.

                                    7. Limitation on capital expenditures, with carryforward of unused amounts to be mutually agreed.

                                    8.  Limitation on transactions with
                                        affiliates.

                                    9. Limitation on dividend and other payment restrictions affecting subsidiaries.

                                    10. Limitation on changes in business
                                        conducted and maintenance of Holdco as a passive, non-operating holding company.

                                    11  Limitation on amendment of documents
                                        relating to subordinated indebtedness.

                                    12. Limitation on prepayment or repurchase
                                        of subordinated indebtedness, with a
                                        general basket to grow based on
                                        consolidated net income or other metric
                                        to be agreed.

                                    13. Limitation on change of fiscal year.

                                    For the avoidance of doubt, the provisions of the Credit Agreement will not restrict any AHYDO related catch-up payments (whether by way of payment, prepayment, redemption or otherwise) required by the indenture governing the Woodbridge indebtedness.

Financial Covenants:                The Credit Facilities will contain the
                                    following financial covenant (definitions and numerical calculations to be set forth in the Credit Agreement):

                                    1.  Maximum ratio (the "Senior Secured
                                        Leverage Ratio") of senior secured debt
                                        to trailing four quarter EBITDA,
                                        applicable only to the Revolving
                                        Facility and only so long as any loan
                                        remains outstanding under the Revolving
                                        Facility, with trigger thresholds, if
                                        any, to be mutually agreed.

                                    The financial covenant contemplated above will be tested on a quarterly basis and will apply to Borrower and its subsidiaries on a consolidated basis.

                                    For purposes of determining compliance with the financial covenant, an equity contribution by Sponsor in Borrower after the Closing Date and on the date which is 10 days after the date on which financial statements are required to be delivered for a fiscal quarter will, at the request of Borrower, be including as EBITDA in calculating the financial covenant for the purpose of determining compliance therewith at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of EBITDA, a "Specified Equity Contribution"); provided that (a) in each four fiscal quarter period, there shall be a period of at least two fiscal quarters in which no Specified Equity Contribution is made and (b) the amount of any Specified Equity Contribution with respect to the financial covenant shall be no greater than the amount required to cause Borrower to be in compliance with the financial covenant.

Interest Rate Management:           An amount designated by the Lead Arrangers
                                    of the projected outstandings under the
                                    Credit Facilities must be hedged on terms and for a period of time reasonably satisfactory to the Lead Arrangers, but in any event not greater than 40% or for more than three years.

Events of Default:                  Customary for facilities similar to the
                                    Credit Facilities.

Yield Protection and                Usual for facilities and transactions of
  Increased Costs:                  this type.

Assignments and                     Each assignment (unless to another Lender or
  Participations:                   its affiliates) shall be in a minimum amount
                                    of $1.0 million in respect of the Term Loan
                                    Facility and $5.0 million in respect of the Revolving Facility (in each case unless
                                    Borrower and the Lead Arrangers otherwise consent or unless the assigning Lender's exposure is thereby reduced to zero).
                                    Assignments (which may be non-pro rata among loans and commitments) shall be permitted with Borrower's and the Lead Arrangers' consent (such consent not to be unreasonably withheld, delayed or conditioned) (other than to any Disqualified Institution), except that no such consent of Borrower need be obtained to effect an assignment to any Lender (or its affiliates) or if any payment or bankruptcy default has occurred and is continuing. Participations shall be permitted without restriction. Voting and gross-up rights of participants will be subject to customary limitations.

Required Lenders:                   Lenders having a majority of the outstanding
                                    credit exposure (the "Required Lenders"), subject to amendments of certain provisions of the Credit Documents requiring the consent of Lenders having all of the outstanding credit exposure or Lenders having a majority of the outstanding credit exposure with respect to a particular facility.

                                    If, in connection with any proposed
                                    amendment, modification, waiver or
                                    termination (a "Proposed Change") requiring the consent of all affected Lenders, the consent of the Requisite Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this paragraph being referred to as a "Non-Consenting Lender"), then, so long as the Administrative Agent has agreed in writing, at Borrower's request, the Administrative Agent or an eligible assignee reasonably acceptable to the Administrative Agent shall have the right, subject to compliance with provisions governing assignments, et cetera, to purchase from such Non-Consenting Lender all of the commitments and loans of such Non-Consenting Lender for an amount equal to the principal balance of all loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to documentation reasonably acceptable to the Administrative Agent.

Expenses and Indemnification:       In addition to those out-of-pocket expenses
                                    reimbursable under the Commitment Letter, all reasonable and invoiced out-of-pocket expenses of the Lead Arrangers and the Administrative Agent (and the Lenders for enforcement costs and documentary taxes) associated with the preparation, execution and delivery of any waiver or modification
                                    (whether or not effective) of, and the
                                    enforcement of, any Credit Document
                                    (including the reasonable and invoiced fees, out-of-pocket disbursements and other charges of one counsel for the Lead
                                    Arrangers) are to be paid by the Credit
                                    Parties.

                                    The Credit Parties will indemnify each of the Lead Arrangers, the Administrative Agent and the other Lenders and hold them harmless from and against all costs, expenses (including reasonable and invoiced fees, disbursements and other charges of one counsel) and liabilities arising out of or relating to any litigation or other proceeding (regardless of whether the Lead Arrangers, the Administrative Agent or any such other Lender is a party thereto) that relate to the Transactions or any transactions related thereto, except to the extent arising from such person's bad faith, gross negligence, willful misconduct or breach of the Credit Documents.

Governing Law and Forum:            New York.

Waiver of Jury Trial:               All parties to the Credit Documents waive
                                    the right to trial by jury.

Special Counsel for Lead            Cahill Gordon & Reindel LLP (including local
  Arrangers:                        counsel as selected by the Lead Arrangers).

                                                                         ANNEX I
                                                                         -------




Interest Rates and Fees: Borrower will be entitled to make borrowings based on the ABR plus the Applicable Margin or LIBOR plus the Applicable Margin. The "Applicable Margin" shall be (A) with respect to LIBOR Loans, 2.25% per annum and (B) with respect to ABR Loans, 1.25% per annum.

                                    Notwithstanding the foregoing, on the first date after the Closing Date (the "Trigger Date") on which Borrower delivers financial statements and a computation of the Total Leverage Ratio for the first fiscal quarter ended at least three months after the Closing Date in accordance with the Credit Agreement, the Applicable Margins in respect of the Revolving Facility shall be subject to reduction pursuant to a grid based on the most recent Total Leverage Ratio to be negotiated.

                                    "ABR" means the higher of (i) the corporate base rate of interest announced by the Administrative Agent from time to time, changing effective on the date of announcement of said corporate base rate changes, and (ii) the Federal Funds Rate plus 0.50% per annum. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

                                    "LIBOR" means the rate determined by the Administrative Agent to be available to the Lenders in the London interbank market for deposits in US Dollars in the amount of, and for a maturity corresponding to, the amount of the applicable LIBOR Loan, as adjusted for maximum statutory reserves.

                                    Borrower may select interest periods of one, two, three or six months or, if agreed to by each affected Lender, nine or twelve months for LIBOR borrowings. Interest will be payable in arrears (i) in the case of ABR Loans, at the end of each quarter and (ii) in the case of LIBOR Loans, at the end of each interest period and, in the case of any interest period longer than three months, no less frequently than every three months. Interest on all borrowings shall be calculated on the basis of the actual number of days elapsed over (x) in the case of LIBOR Loans, a 360-day year, and (y) in the case of ABR Loans, a 365- or 366-day year, as the case may be.

                                    Commitment fees accrue on the undrawn amount of the Credit Facilities, commencing on the date of the execution and delivery of the

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                                    Credit Documents. The commitment fee in
                                    respect of the Credit Facilities will
                                    initially be 0.50% per annum, with stepdowns in accordance with a leverage grid.

                                    All commitment fees will be payable in
                                    arrears at the end of each quarter and upon any termination of any commitment, in each case for the actual number of days elapsed over a 360-day year.